THE CLEARWATER INVESTMENT FUND

INVESTMENT ADVISORY AGREEMENT


	This AGREEMENT made this ___ day of _________, 2003, between THE CLEARWATER INVESTMENT FUND, a Delaware statutory trust (referred to herein as the "Trust") and Clearwater Asset Management, L.L.C, a Delaware limited liability company, (referred to herein as "Investment Adviser."), to provide certain advisory services to certain series of shares of beneficial interest in the Trust as listed on the attached Schedule A to this Agreement (each a "Fund," collectively the "Funds"). In consideration of the mutual covenants contained herein, the parties agree as follows:

The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940 ("1940 Act"), and consists of more than one series of shares, including the Funds. In managing the Funds, as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of Clearwater Asset Management, LLC, and its assistance in performing certain management, administrative and promotional functions. Clearwater Asset Management, LLC desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.	APPOINTMENT OF INVESTMENT ADVISER

	The Investment Adviser undertakes to act as Investment Adviser to, and, subject to the supervision of the Trustees of the Trust and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Trust. In all matters relating to the performance of this Agreement, Clearwater Asset Management, LLC will act in conformity with the Trust's Declaration of Trust, Bylaws and current registration statement applicable to the Funds as it may be supplemented from time to time, and with the instructions and direction of the Board of Trustees of the Trust, and will conform to and comply with the 1940
Act and all other applicable federal or state laws and regulations.
The Investment Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way except as expressly authorized in this Agreement or writing by the Trust.

2.	SERVICES TO BE RENDERED BY THE INVESTMENT ADVISER TO THE TRUST

a.	Subject always to the direction and control of the Trustees of the
Trust, the Investment Adviser will manage the investments and determine the composition of the assets of the Funds in accordance with the Registration Statement (as defined below). In fulfilling its obligations to manage the investments and reinvestments of the assets of the Funds, the Investment Adviser will:

	i.	obtain and evaluate pertinent economic, statistical,
financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Funds or are under consideration for inclusion in the Funds;

	ii.	formulate and implement a continuous investment program for
each Fund consistent with the investment objectives and related investment policies for each such Fund as described in the Registration Statement;

	iii.	take whatever steps are necessary to implement these
investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

	iv.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

b.	The Investment Adviser, at its expense, will furnish (i) all neces-
sary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Trust.

c.	The Investment Adviser will, consistent with its duty of best execution, select brokers and dealers to effect all transactions subject to the following conditions: The Investment Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Investment Adviser is directed at all times to seek to execute brokerage transactions for the Funds in accordance with such policies or practices as may be established by the Trustees and described in the Registration Statement. The Investment Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Investment Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Investment Adviser's overall responsibilities with respect to accounts managed by the Investment Adviser. The Investment Adviser may use for the benefit of the Investment Adviser's other clients, or make available to companies affiliated with the Investment Adviser or to its directors for the benefit of its clients, any such brokerage and research services that the Investment Adviser obtains from brokers or dealers.

d.	On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients of the Investment Adviser, the Investment Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner the Investment Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to its other clients.

e.	The Investment Adviser will maintain all accounts, books and records with respect to the Trust as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder.

3.	COMPENSATION OF INVESTMENT ADVISER

	The Trust will pay the Investment Adviser, with respect to each Fund, the compensation specified in Schedule A to this Agreement.

4.	LIABILITY OF INVESTMENT ADVISER

	Neither the Investment Adviser nor any of its directors, officers or employees shall be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Investment Adviser or any of its directors.

5.	CONFLICTS OF INTEREST

	It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Investment Adviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Investment Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Investment Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the Articles of Incorporation of the Investment Adviser, respectively, or by specific provision of applicable law.


6.	REGULATION

	The Investment Adviser shall submit to all regulatory and ad-ministrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

	This Agreement shall become effective, with respect to each Fund, on the later of (i) its execution or (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Funds, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the Funds of the Trust.

	If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Investment Adviser will continue to act as Investment Adviser with respect to such Fund pending the required approval of the Agreement or its continuance or of a new contract with the Investment Adviser or a different adviser or other definitive action; provided, that the compensation received by the Investment Adviser in respect of such Fund during such period is in compliance with Rule 15a-4 under the Investment Company Act.

	This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of such Fund, on sixty days' written notice to the Investment Adviser, or by the Investment Adviser on sixty days' written notice to the Trust. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act).

8.	PROVISION OF CERTAIN INFORMATION BY INVESTMENT ADVISER

The Investment Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

a.	the Investment Adviser fails to be registered as an investment ad-
viser under the Investment Advisers Act or under the laws of any jurisdiction in which the Investment Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Investment Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Investment Adviser; and

c. any change in actual control or management of the Investment Adviser or the portfolio manager of any Fund.

9.	PROVISION OF CERTAIN INFORMATION BY TRUST

The Trust has furnished the Investment Adviser with copies of each of the following documents and will furnish to the Investment
Adviser all future amendments and supplements to such documents, if any, as soon as such documents become available:

(1)	The Declaration of Trust  of the Trust, as filed
with the State of Delaware, as in effect on the date hereof and as amended from time to time
("Articles");

(2)	The by-laws of the Trust as in effect on the date
hereof and as amended from time to time ("By-Laws");

(3)	Certified resolutions of the Board of Trustees
approving the form of the Advisory Agreement and this Agreement;

(4)	The Trust's Registration Statement under the 1940
Act and the Securities Act of 1933, as amended (the
"1933 Act") on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Trust and its shares and all amendments thereto ("Registration Statement");

(5)	The Notification of Registration of the Trust under
the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Trust's (or Fund's, as applicable) most recent
Prospectus;

(7)	Copies of annual and semi-annual reports filed
pursuant to Rule 30d-1; and

(8)	The Trust shall furnish the Investment Adviser with
any further documents, materials or information that Investment Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

10.	SERVICES TO OTHER CLIENTS

	Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Investment Adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Investment Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. Nothing in this Agreement shall impose upon the Investment Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any securities which the Investment Adviser, or its officers, directors, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.
Investment Adviser may give advice and take action with respect to any of its other accounts or for its own account, which may differ, from the timing or nature of action taken by the Investment Adviser with respect to the Fund.

11.	 CUSTODY

  	Investment Adviser shall have no responsibility with respect to maintaining custody of the Trust's assets. Investment Adviser shall affirm security transactions with central depositories and advise the custodian of the Trust ("Custodian") or such depositories or agents as may be designated by Custodian and Investment Adviser promptly for each Fund of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Investment
Adviser shall from time to time provide Custodian and Trust with evidence of authority of its personnel who are authorized to give instructions to Custodian. The Trust shall instruct the Custodian to provide the Investment Adviser with such information as the Investment Adviser may reasonably request relating to daily cash levels held by each Fund.


12.	REPRESENTATIONS OF INVESTMENT ADVISER

	The Investment Adviser represents, warrants, and agrees as follows:

		A. The Investment Adviser: (i) is registered as an investment adviser under the Investment Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;
(ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Trust of the occurrence of any event that would disqualify the Investment Adviser from serving as an investment adviser of an investment company pursuant to Section 9 (a) of the 1940 Act or otherwise.

		B. The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940
Act and, if it has not already done so, will provide the Trust with a copy of such code of ethics, together with evidence of its adoption.

		C. The Investment Adviser has provided the Trust with a copy of its Form ADV, as most recently filed with the SEC, and will, promptly after filing any material amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Trust.

		D. If not included in the Investment Adviser's Form ADV, the Investment Adviser has provided or will provide, in accordance with Rule 206(4)-6 under the Investment Advisers Act, the Trust with a description of its proxy voting policies and procedures.

13.	VOTING OF PROXIES.

Unless the Trust advises Investment Adviser in writing that the right to vote proxies has been expressly reserved to Investment Adviser or the Trust or otherwise delegated to another party, Investment Adviser shall, consistent with its fiduciary duties under applicable law, exercise voting rights incident to any securities held in the Fund without consultation with the Trust, provided that Investment Adviser will follow any written instructions received from the Trust with respect to voting as to particular issues. Investment Adviser shall further respond to all corporate action matters incident to the securities held in each Fund including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations. Should Investment Adviser undertake litigation against an issuer on behalf of accounts which it manages that are shareholders of such issuer, the Trust agrees, that in the event a Fund is also a shareholder of such issuer, to pay its proportionate share of any applicable legal fees associated with the action or to forfeit any claim to any assets Investment Adviser may recover and, in such case, agrees to hold Investment Adviser harmless for excluding the Fund from such action. In the case of class action suits involving issuers held by a Fund, Investment Adviser may include information about the Fund for purposes of participating in any settlements.

In connection with voting such proxies, the Investment Adviser may use the services of an affiliated or nonaffiliated proxy voting service.

14.  		EXPENSES.

			During the term of this Agreement, Investment Adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically borne by a Fund or assumed by the Trust pursuant to the Advisory Agreement.  The Fund and the Investment Adviser shall bear their own expenses, including but not limited to those expenses allocated to the Fund or the Investment
Adviser in the Advisory Agreement, all proxy voting expenses and brokers' and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Fund is a party. (See Schedule A for list of expenses).

15.	NOTICES.

	Any notice shall be sufficiently given in person, facsimile, or by registered mail or a private mail or delivery service providing the sender with notice of receipt to the parties at the address below:

	If to Trust:

		THE CLEARWATER INVESTMENT FUND
		36181 East Lake Road, Suite 174
		Palm Harbor, FL  34685
		Attn: Jamie D. Atkins, Trustee
		Telephone: (727) 215-0823
		Fax: (727) 785-5717

	If to the Investment Adviser:

		Clearwater Asset Management, LLC
		36181 East Lake Road, Suite 174
		Palm Harbor, FL  34685
		Attn: Jamie D. Atkins, CEO & President
		Telephone: (727) 215-0823
		Fax: (727) 785-5717

16.	AMENDMENTS TO THE AGREEMENT

	This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the Trust.

17.	ENTIRE AGREEMENT

	This Agreement contains the entire understanding and agreement of the parties.

18.	HEADINGS

	The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	SEVERABILITY

	Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

20.	GOVERNING LAW

	The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Florida, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.


21.	LIMITATION OF LIABILITY

	The Agreement and Declaration of Trust dated September 26, 2003, together with all amendments thereto (the "Declaration"), provides that the name "THE CLEARWATER INVESTMENT FUND" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Fund thereof, but only the assets belonging to the Trust, or to the particular Fund with respect to which such obligation or claim arose, shall be liable.

Liability of Investment Adviser. Investment Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Investment Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Trust, the Fund or any shareholder of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.




ATTEST:			THE CLEARWATER INVESTMENT
FUND


By: 							By:

Name:				 			Name:
Title:							Title:	Trustee




ATTEST			   CLEARWATER ASSET
MANAGEMENT, LLC.


							By

Name:	Rosylee Lyn Atkins				Name:	Jamie D. Atkins
Title:	Corporate Secretary				Title:
	President & CEO















	SCHEDULE A

	The Investment Adviser shall serve as Investment Adviser for the following Fund(s) of the Trust. The Fund or Trust will pay the Investment Adviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Fund at an annual rate as follows (the "Investment Adviser Percentage Fee"):


	                           First	Excess over
Fund		$500 Million	$500 Million

1. Clearwater Quantum Trust     	       0.75%              0.65%

2. Clearwater Aggressive Opportunities Trust 0.75%	              0.65%

3. Clearwater Quantum Fixed Income Trust     0.60%	              0.50%

4. Clearwater Small Cap Trust                0.75%              0.65%


	The Investment Adviser Percentage Fee for each Fund shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Investment Adviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Fund as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

	If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.







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